                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)/1/


                           FIRST COMMONWEALTH, INC.
                      ------------------------------------
                                (Name of Issuer)

                   Common Stock, par value $.001, including
                  associated preferred stock purchase rights
                  ------------------------------------------
                         (Title of Class of Securities)

                                  319983 10 2
                                  -----------
                                 (CUSIP Number)


/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

-----------------------                                  ---------------------
CUSIP NO. 319983 10 2                 13G                Page 2 OF 5 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David W. Mulligan

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            382,787 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             382,787 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      382,787
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  NAME OF ISSUER:

            First Commonwealth, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            444 N. Wells St., Suite 600, Chicago, IL 60610

ITEM 2(a).  NAME OF PERSON FILING:

            David W. Mulligan

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            444 N. Wells St., Suite 600, Chicago, IL  60610

ITEM 2(c).  CITIZENSHIP:

            U.S. Citizen

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001, including preferred stock purchase rights

ITEM 2(e).  CUSIP NUMBER:

            319983 10 2

ITEM 3.     NOT APPLICABLE

ITEM 4.     OWNERSHIP.

            (a)  Amount beneficially owned:

                 382,787 Shares*

            (b)  Percent of class:

                 10.5%

            (c)  Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote - 382,787
                        Shares*

                 (ii)   Shared power to vote or direct the vote - None

                 (iii) Sole power to dispose or to direct the disposition of - 382,787 Shares*

                 (iv) Shared power to dispose or to direct the disposition of - None

            * Includes 35,000 shares issuable upon the exercise of options which are fully exercisable or exercisable within 60 days.


                               Page 3 of 5 pages

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            NOT APPLICABLE

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            NOT APPLICABLE

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            NOT APPLICABLE

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            NOT APPLICABLE

ITEM 10.    CERTIFICATION.

            NOT APPLICABLE


                               Page 4 of 5 pages

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 13, 1997
                                       ---------------------------
                                                 (Date)


                                          /s/ David W. Mulligan
                                       ---------------------------
                                               (Signature)


                                            David W. Mulligan
                                       ---------------------------
                                              (Name/Title)


                               Page 5 of 5 pages